UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
___________________________________

Date of Report (Date of earliest event reported): August 29, 2025
Klaviyo, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-41806 (Commission File Number)	46-0989964 (IRS Employer Identification Number)
125 Summer Street, 6th Floor, Boston, MA		02110
(Address of Principal Executive Offices)		(Zip Code)

(617) 213-1788
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Series A common stock, par value $0.001 per share	KVYO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Interim Executive Officer and Board Changes
On August 29, 2025, Klaviyo, Inc. (the “Company”) announced that Chano Fernández, a member of the Company’s Board of Directors (the “Board”), has been appointed as Interim Executive Officer, effective September 1, 2025. In connection with his appointment as Interim Executive Officer, Mr. Fernández has entered into a Service Agreement (the “Service Agreement”) with a subsidiary of the Company, Klaviyo Ltd, dated August 29, 2025, pursuant to which Mr. Fernández will serve as Interim Executive Officer for an initial fixed term through December 31, 2025, and his employment may be terminated by either party with a one month notice period. During the term of his employment, Mr. Fernández will report to Andrew Bialecki, the Company’s Chief Executive Officer. As a result of such appointment, Mr. Fernández will no longer serve as Chairperson or as a member on the Compensation Committee of the Board (the “Compensation Committee”). Tony Weisman has been appointed to replace Mr. Fernández on the Compensation Committee and will serve as the Chairperson of the Compensation Committee.
Mr. Fernández, 56, has served as a member of the Board since July 2023. He previously served as Co-CEO for Eightfold.ai, a Talent Intelligence management AI platform, from January 2024 to August 2025. Prior to that, he served as Co-Chief Executive Officer of Workday, Inc. (NASDAQ: WDAY) (“Workday”) from August 2020 to December 2022 and as a director of Workday from April 2021 to December 2022. Mr. Fernández also served as Workday’s Co-President from February 2018 to August 2020, Executive Vice President, Global Field Operations from February 2017 to February 2018, and President, EMEA and APJ from January 2014 to February 2017. Prior to joining Workday, Mr. Fernández served as Senior Vice President and Head of Innovation Sales at SAP EMEA, an enterprise application software company, from January 2007 to December 2013. He also previously served as Vice President of EMEA Sales at Infor, Inc., a founding partner and General Manager at Blue C, and a senior consultant for McKinsey & Company. Mr. Fernández holds a B.S. in Physics from the University of Salamanca and an M.B.A. from the Instituto de Empresa, both in Spain.
Pursuant to the Service Agreement, Mr. Fernández will receive a monthly base salary of 61,618 GBP. In connection with Mr. Fernández’s appointment as Interim Executive Officer, Mr. Fernández also entered into an RSU Intention Letter (the “RSU Intention Letter”) with the Company, dated August 29, 2025, and in accordance therewith, the Compensation Committee will grant Mr. Fernández an award of restricted stock units with an initial equity value of $3,200,000, which will vest in one installment on November 15, 2025. Mr. Fernández will not receive any compensation for his service on the Board while he serves as Interim Executive Officer. Mr. Fernández does not have a family relationship with any director or executive officer of the Company (or any person nominated or chosen by the Company to become a director or executive officer of the Company) or a direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.
The foregoing descriptions of the material terms of the Service Agreement and the RSU Intention Letter do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 hereto and are incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits
(d) The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Service Agreement, dated August 29, 2025, between Klaviyo Ltd and Luciano Fernández Gomez.
10.2	RSU Intention Letter, dated August 29, 2025, between Klaviyo, Inc. and Luciano Fernández Gomez.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of August, 2025.

KLAVIYO, INC.

By:	/s/ Amanda Whalen
Name:	Amanda Whalen
Title:	Chief Financial Officer